Exhibit 3

NOTICE TO SHAREHOLDERS RESIDENT IN THE UNITED STATES:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Translation of Japanese original

October 8, 2010

To whom it may concern

Company name: KONAMI CORPORATION

Name of Representative: Kagemasa Kozuki, Representative Director and Chairman of the Board, President

(Code: 9766 the first section of Tokyo Stock Exchange, New York Stock Exchange, London Stock Exchange)

Contact: Yasuyuki Yamaji, General Manager of President Office Corporate Development Group

(TEL. +81 3-5770-0075)

Company Name: ABILIT CORPORATION

Name of Representative: Masahiro Hamano, President and CEO

(Code: 6423 the first section of Tokyo Stock Exchange, Osaka Securities Exchange,)

Contact: Takayoshi Mitsumori, General Manager of Administration Division Deputy General Affairs Department

(TEL. +81 6-6243-7770)

Amendment Report for Execution of Share Exchange Agreement by and between

KONAMI CORPORATION and ABILIT CORPORATION

On September 21, 2010, KONAMI CORPORATION (“KONAMI”) had announced “Execution of Share Exchange Agreement by and between KONAMI CORPORATION and ABILIT CORPORATION” (the “Share Exchange”), and KONAMI and ABILIT CORPORATION (“ABILIT”) decided to rearrange parts of the resolutions as below.

Please note that, today, ABILIT announced “Public Notice Relating to Issuance of New Shares (Debt Equity Swap) for Third-Party Allotment and Change of its Largest Shareholder” including calculation of this Share Exchange rate, and the Share Exchange rate remains unchanged, as mentioned in “3. Reason for Unchanged in the Share Exchange Rate”, since the impact of this Debt Equity Swap (the “DES”) on the calculation results of the independent third party valuation institutions, appointed by each of both companies, respectively, is minor.

1. Amended Items

Please note that the amended parts are underlined.

Amended Parts -1-

2. Outline of Share Exchange (p.3)

(3)	Contents of Allotment with Respect to Share Exchange

(Before the Amendment)

	KONAMI (Wholly owning parent company in Share Exchange)	ABILIT (Wholly owned subsidiary in Share Exchange)
Allotment with respect to Share Exchange	1	0.052

Total number of shares to be delivered in the Share Exchange	Common Stock: 2,232,318 shares (Tentative)

(Note 1) Allotment ratio of shares

0.052 shares of common stock of KONAMI will be delivered by allotment for each one (1) share of common stock of ABILIT. In addition, KONAMI does not hold any shares of ABILIT prior to the Share Exchange. Furthermore, 10,039 thousand shares of treasury stock held by KONAMI will be used for allotment of shares through the Share Exchange. Moreover, the above has been calculated based on the number of the outstanding shares and the number of treasury stock as of June 30, 2010 of Konami and ABILIT, respectively.

(Note 2) Number of KONAMI’s shares to be delivered in the Share Exchange

KONAMI will deliver 2,232,318 shares of common stock by allotment under the Share Exchange on the Effective Date. ABILIT will, pursuant to a resolution at a board of directors meeting to be held at least one day prior to the Effective Date, cancel treasury stock that it holds prior to the allotment and delivery of KONAMI common stock pursuant to the Share Exchange (in the event that a right to demand purchase is exercised concerning the Share Exchange by opposing shareholders as provided in Paragraph 1 of Article 785 of the Japanese Corporate Law, it shall be after the effectiveness of such purchases and prior to the allotment and delivery of KONAMI common stock pursuant to the Share Exchange; hereinafter the “Base Time”) at the Base Time. The aggregate number of shares to be delivered by allotment under the Share Exchange may be amended due to cancellation of treasury stock by ABILIT, etc.

(After the Amendment)

	KONAMI (Wholly owning parent company in Share Exchange)	ABILIT (Wholly owned subsidiary in Share Exchange)
Allotment with respect to Share Exchange	1	0.052

Total number of shares to be delivered in the Share Exchange	Common Stock: 2,593,429 shares (Tentative)

(Note 1) Allotment ratio of shares

0.052 shares of common stock of KONAMI will be delivered by allotment for each one (1) share of common stock of ABILIT. In addition, KONAMI does not hold any shares of ABILIT prior to the Share Exchange. Furthermore, 10,039 thousand shares of treasury stock held by KONAMI will be used for allotment of shares through the Share Exchange. Moreover, the above has been calculated based on the number of the outstanding shares, the number of treasury stock as of June 30, 2010 of Konami and ABILIT, respectively and the number of the increased shares on the effective date stated in “Public Notice Relating to Issuance of New Shares (Debt Equity Swap) for Third-Party Allotment and Change of its Largest Shareholder”, that ABILIT announced on October 8, 2010.

(Note 2) Number of KONAMI’s shares to be delivered in the Share Exchange

KONAMI will deliver 2,593,429 shares of common stock by allotment under the Share Exchange on the Effective Date. ABILIT will, pursuant to a resolution at a board of directors meeting to be held at least one day prior to the Effective Date, cancel treasury stock that it holds prior to the allotment and delivery of KONAMI common stock pursuant to the Share Exchange (in the event that a right to demand purchase is exercised concerning the Share Exchange by opposing shareholders as provided in Paragraph 1 of Article 785 of the Japanese Corporate Law, it shall be after the effectiveness of such purchases and prior to the allotment and delivery of KONAMI common stock pursuant to the Share Exchange; hereinafter the “Base Time”) at the Base Time. The aggregate number of shares to be delivered by allotment under the Share Exchange may be amended due to cancellation of treasury stock by ABILIT, etc.

Amended Parts -2-

2. Outline of Share Exchange (p.5)

(5)	Others

(Before the Amendment)

(i) Cancellation of the Share Exchange etc.

From the execution date of the Share Exchange Agreement to the Effective Date, if a material change occurs to KONAMI’s or ABILIT’s property or financial health which may materially affect the implementation of the Share Exchange, whether as a result of an act of God or otherwise, KONAMI and ABILIT may, upon consultation by and between KONAMI and ABILIT, amend the terms of the Share Exchange or terminate the Share Exchange by terminating the Share Exchange Agreement.

Furthermore, from the execution date of the Share Exchange Agreement to the delivery date of the notice of convocation of extraordinary shareholder’s meeting or Effective Date, if things occurs to KONAMI or ABILIT which affect the implementation of the Share Exchange, or if achievement of the purpose of the Share Exchange Agreement otherwise becomes difficult as subject to the terms and conditions of the Share Exchange Agreement separately, the Share Exchange Agreement may also expire.

(ii) Record Date

In order to confirm which shareholders are entitled to exercise the right to demand purchase of shares in connection with the Share Exchange, KONAMI intends to designate October 22, 2010 as the record date (“Record Date”). The shareholders registered or recorded on the final shareholders’ registry as of such date are intended to be shareholders who are entitled to exercise rights to demand such purchase of shares.

(After the Amendment)

Cancellation of the Share Exchange etc.

From the execution date of the Share Exchange Agreement to the Effective Date, if a material change occurs to KONAMI’s or ABILIT’s property or financial health which may materially affect the implementation of the Share Exchange, whether as a result of an act of God or otherwise, KONAMI and ABILIT may, upon consultation by and between KONAMI and ABILIT, amend the terms of the Share Exchange or terminate the Share Exchange by terminating the Share Exchange Agreement.

Furthermore, from the execution date of the Share Exchange Agreement to the delivery date of the notice of convocation of extraordinary shareholder’s meeting or Effective Date, if things occurs to KONAMI or ABILIT which affect the implementation of the Share Exchange, or if achievement of the purpose of the Share Exchange Agreement otherwise becomes difficult as subject to the terms and conditions of the Share Exchange Agreement separately, the Share Exchange Agreement may also expire.

2. Reason for Those Amendments

Amended Parts -1-

On September 21, 2010, KONAMI and ABILIT had announced “Execution of Share Exchange Agreement by and between KONAMI CORPORATION and ABILIT CORPORATION” (the “Share Exchange”), and then ABILIT decided the issuance of new shares for third-party allotment on its board meeting held today. Upon the procedures in regard with this issuance of new shares for third-party allotment, it has been discovered that there will be a change to the number of KONAMI’s shares to be delivered in the Share Exchange and KONAMI and ABILIT decided to change the above-mentioned allotment.

For details of the third party allotment, please refer to “Public Notice Relating to Issuance of New Shares (Debt Equity Swap) for Third-Party Allotment and Change of its Largest Shareholder” that ABILIT announced today.

Amended Parts -2-

KONAMI and ABILIT has designated October 22, 2010 as the record date in relation to the exercise of the right to demand purchase of shares of KONAMI’s shareholders stated in “Execution of Share Exchange Agreement by and between KONAMI CORPORATION and ABILIT CORPORATION”, that KONAMI and ABILIT announced on September 21, 2010. However, KONAMI and ABILIT decided not to designate the record date in order to enlarge the opportunity to exercise the above-mentioned right of KONAMI’s shareholders. The period to exercise the right to demand purchase of shares of KONAMI’s shareholders in connection with the Share Exchange will be from twenty days prior to January 1, 2011, the tentative effective date, to one day prior to the effective date. Further information relating to the exercise of the right to demand purchase of KONAMI common stock will be separately announced by another public notice under prescribed procedures.

3. Reason for Unchanged in the Share Exchange Rate

As mentioned in “3. Calculation Basis etc. Concerning Allotment under the Share Exchange” on “Execution of Share Exchange Agreement by and between KONAMI CORPORATION and ABILIT CORPORATION” that KONAMI and ABILIT had announced on September 21, 2010, KONAMI requested PricewaterhouseCoopers Co., Ltd. (“PwC”) and ABILIT requested PLUTUS CONSULTING Co., Ltd. (“PLUTUS”) to calculate a share exchange rate. PwC employed the adjusted book value of net assets method for the common stock of ABILIT. KONAMI amended as the adjustment items the amount of net assets (499,999,968 Japanese yen) of ABILIT and the number of outstanding shares (6,944,444 shares) of ABILIT, both increased as a result of the DES.

(Before the Amendment) The Share Exchange Rate by PwC, announced on September 21, 2010

Approach	Range of Share Exchange Rate
Market Price Analysis	0.045~0.052
Adjusted Book Value of net assets method	0.033~0.052

(After the Amendment) The Share Exchange Rate added the above-mentioned adjustment by this DES

Approach	Range of Share Exchange Rate
Market Price Analysis	0.045~0.052
Adjusted Book Value of net assets method	0.035~0.052

Since PLUTUS employed the adjusted book value of net assets method as reference information, KONAMI and ABILIT discussed the Share Exchange rate again without considering this above-mentioned reference information.

The Share Exchange Rate by PLUTUS, announced on September 21, 2010 (excluding the reference information)

Method Used	Range of Share Exchange Rate
Market Price Average Method	0.045~0.062

Consequently, KONAMI and ABILIT determined not to change the Share Exchange rate (KONAMI : ABILIT = 1 : 0.052) announced on September 21, 2010.

End